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                                   Exhibit 3.9

                               AGREEMENT OF MERGER


         AGREEMENT OF MERGER, dated this 4th, day of November 2002, pursuant to
Section 252 of the General Corporation Law of the State of Delaware, between Dialog Group, Inc., a Delaware corporation and IMX Pharmaceuticals, Inc., a Utah corporation.

         WHEREAS, all of the constituent corporations desire to merge into a single corporation for the sole purpose of reincorporating IMX Pharmaceuticals, Inc. in Delaware;


         NOW, THEREFORE, the corporations, parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

         FIRST: Dialog Group, Inc. hereby merges into itself IMX
Pharmaceuticals, Inc. and IMX Pharmaceuticals, Inc. shall be and hereby is merged into Dialog Group, Inc., which shall be the surviving corporation.

         SECOND: The Certificate of Incorporation of Dialog Group, Inc., a Delaware corporation which is the surviving corporation, shall be amended as follows:

Paragraph 4 is deleted and replaced by the following:

4. The total number of shares of stock which the corporation shall have the authority to issue is 100,000,000 shares of Common Stock and 1,000,000 of Preferred, all of which shall have a par value of $0.001. The Preferred may be issued from time to time in one or more classes or series. The number of shares, their stated value and dividend rate, if any, and their designations, preferences, and relative, participating, optional, or other special rights and any qualifications, limitations, or restrictions thereon shall be fixed by the board of directors for each class or series in the resolutions providing for its issuance..

The Corporation hereby creates and authorizes a series of Preferred Stock of 350,000 shares entitled Class B Convertible Preferred Stock ("Class B Preferred") and that each share have the following preferences, rights, qualifications, limitations and restrictions:

1. Each share of Class B Preferred Stock shall have a stated value of $80.00.

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2.       The Class B Preferred Stock shall be convertible as follows:

         (a) Number of Shares of Common Stock: One (1) share of Common Stock shall be issued for every two ($2) dollars of stated value of the Class B Preferred (the "Conversion Price").

         (b) Method of Exercise: The conversion right may be exercised, in whole or in part, by the surrender of the stock certificate or stock certificates representing the Class B Preferred to be converted at the principal office of the Company (or at any other place as the Company may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Company) accompanied by written notice of election to convert against delivery of that number of whole shares of Common Stock as shall be computed in accordance with section 3(a). Each Class B Preferred stock certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Class B Preferred granted herein, (i) stock certificates for the shares of Common Stock purchased by virtue of the exercise shall be delivered to the holder forthwith, and (ii) unless the Class B Preferred has been fully converted, a new Class B Preferred stock certificate, representing the Class B Preferred not so converted, if any, shall also be delivered to its holder forthwith. The stock certificates for the shares of Common Stock so purchased shall be dated the date of the surrender and the holder making the surrender shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of the surrender.

         (c) Commencement of Conversion Rights: The right to convert a share of Class B Preferred shall begin on the earlier of (i) October 1, 2002 or (ii) the effective date of a registration statement under the Securities Act of 1933, as amended, for the Common Stock into which the Class B Preferred may be converted.

         (d) Fractional Securities: No fractional shares of Common Stock shall be issued in connection with any conversion of Class B Preferred. In lieu of any fractional shares, the Company shall make a cash payment therefore equal in amount to the applicable fraction of the Conversion Price.

         (e) Reservation of Shares: At all times that any Class B Preferred is outstanding, the Company shall have authorized, and shall have reserved for the purpose of issuance upon conversion or exercise, a sufficient number of shares of Common Stock to provide for the conversion into Common Stock of all Class B Preferred then outstanding at the Conversion Price, as it may be adjusted from time to time. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of Class B Preferred shall be proportionately increased.
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3.       Except as otherwise provided by law, each holder of Class B Preferred, by virtue of its ownership thereof, shall be entitled to cast that number of votes equal to the number of shares of Common Stock into which that holders Class B Preferred is then convertible pursuant to
         Section 3(a) on each matter submitted to the Company's shareholders for voting. Each vote shall be cast together with those cast by the holders of Common Stock and not as a separate class except as otherwise provided by law. The Class B Preferred shall not have cumulative voting rights.

4. The Class B Preferred Stock shall be callable, upon not more than ninety (90) days or less than thirty (30) days notice, at its stated value at any time after January 31, 2003. A holder of Class B Preferred Stock shall have until the date set forth in the notice as the call date to exercise his conversion rights. If less than all the outstanding Class B Preferred Stock is to be called, the certificates to be called shall be selected at random or called pro-rata as determined by the Board of Directors.

If the Company shall be voluntarily or involuntarily liquidated, dissolved, or wound up, at any time any Class B Preferred shall be outstanding, the holders of the then outstanding Class B Preferred shall have a preference against the property of the Company available for distribution to the holders of the Corporation's other equity securities equal to the amount of $80.00 per share (the "Preferential Amount"). In addition, the holders of the Class B Preferred shall be entitled to receive a participating share of any further assets available for distribution to holders of Common Stock, which participating share shall be the same as that which the holders would have been entitled to receive if, on the record date for determining the recipients of any distributions, the holders were the holders of record of the number of shares of Common Stock into which the outstanding shares of Class B Preferred were then convertible. If the assets of the Company available for distribution to the holders of shares of the Class B Preferred upon dissolution, liquidation, or winding up of the Company shall be insufficient to pay in full all amounts to which the holders are entitled pursuant to the immediately preceding portions of this paragraph, no distribution shall be made on account of any shares of any other class or series of capital stock of the Company ranking on a parity with or junior to the shares of the Class B Preferred and any distribution to any other class of shares ranking on a parity with the Class B Preferred shall be made ratably in proportion to the full distributable amounts for which holders of all the parity shares are respectively entitled upon the dissolution, liquidation, or winding up

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         THIRD: The manner of converting the outstanding shares of the capital stock of each of the constituent corporations into shares or other securities of the surviving corporation shall be as follows:

         (a) Each share of common stock of the surviving corporation, which shall be issued and outstanding on the effective date of this Agreement, shall be cancelled.

         (b) Each share of common stock of the merged corporation which shall be outstanding on the effective date of this Agreement shall have all rights in respect thereto forthwith changed and converted into one share of the same class of stock, common or preferred, of the surviving corporation.

         (c) After the effective date of this Agreement, each holder of an outstanding certificate representing shares of common or preferred stock of the merged corporation shall surrender the same to the surviving corporation and each such holder shall be entitled upon such surrender to receive the number of shares of common or preferred stock of the surviving corporation on the basis provided herein. Until so surrendered, the outstanding shares of stock of the merged corporation to be converted into the stock of the surviving corporation as provided herein may be treated by the surviving corporation for all corporate purposes as evidencing the ownership of shares of the surviving corporation as though said surrender and exchange had taken place.

         FOURTH: The terms and conditions of the merger are as follows:

    (The following are suggested clauses which should be changed, omitted or amplified as the circumstances of the merger dictate)

         (a) The by-laws of the merged corporation as they shall exist on the effective date of this Agreement shall be and remain the by-laws of the surviving corporation until the same shall be altered, amended and repealed as therein provided.

         (b) The directors and officers of the merged corporation assume the same offices in the surviving corporation and shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.

         (c) This merger shall become effective upon filing with the Secretary of State of Delaware.

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         (d) Upon the merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the merged corporation shall be transferred to, vested in and devolve upon the surviving corporation without further act or deed and all property, rights, and every other interest of the surviving corporation and the merged corporation shall be as effectively the property of the surviving corporation as they were of the surviving corporation and the merged corporation respectively. The merged corporation hereby agrees from time to time, as and when requested by the surviving corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the surviving corporation may deem to be necessary or desirable in order to vest in and confirm to the surviving corporation title to and possession of any property of the merged corporation acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of the merged corporation and the proper officers and directors of the surviving corporation are fully authorized in the name of the merged corporation or otherwise to take any and all such action.

         IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused these presents to be executed by the President of each party hereto as the respective act, deed and agreement of said corporations on this 4th, day of November 2002.

                                Dialog Group, Inc

                                By: /s/ Adrian Stecyk
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                                    Adrian Stecyk, President

                                IMX Pharmaceuticals, Inc.

                                By:  /s/ Adrian Stecyk
                                    ------------------------
                                     Adrian Stecyk, President